EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Green Plains Reports First Quarter 2020 Financial Results

Results for the First Quarter of 2020:

  Net loss attributable to the company of $16.4 million, or $(0.47) per diluted share including a non-cash goodwill impairment and an adjustment in income tax benefits related to the CARES Act
  Adjusted EBITDA of $2.7 million
  Cash, cash equivalents and restricted cash of $205.5 million; $260.8 million available under working capital facilities
  Repurchased approximately 0.9 million shares totaling $11.5 million during the quarter
  High protein ingredient production began at Shenandoah biorefinery
  Green Plains Cattle Company achieved record results during the quarter

OMAHA, Neb., May 04, 2020 (GLOBE NEWSWIRE) --  Green Plains Inc. (NASDAQ:GPRE) today announced financial results for the first quarter of 2020. Net loss attributable to the company was $16.4 million, or $(0.47) per diluted share, for the first quarter of 2020 compared with a net loss of $42.8 million, or $(1.06) per diluted share, for the same period in 2019. Revenues were $632.9 million for the first quarter of 2020 compared with $438.6 million for the same period last year.

“Our ability to generate positive adjusted EBITDA was driven primarily by the execution of our risk management programs which had a direct positive impact on achieving better than market margins as well as our continuing efforts to reduce our operating costs through Project 24, thus reducing the impact of recent market volatility. As a result, our balance sheet and liquidity remain strong with over $205 million in cash at the end of the first quarter, and what we believe to be ample working capital to continue execution of our strategy even as the disruptions from COVID-19 have reduced short term demand for biofuel and liquid fuels,” said Todd Becker, president and chief executive officer. “As news of the energy trade war and the pandemic began to surface, we quickly hedged the first quarter using our risk management strategies and we have continued these strategies into the second quarter. The actions we have taken over the past several years have put us in position to weather the current crisis as we focus on keeping strong liquidity, reducing our operating cost per gallon and managing risk.”

In April, Green Plains announced the successful startup of high protein production at its Shenandoah biorefinery. The company has seen very positive results from operations of the system and has begun to ramp production to 100% of planned capacity. The majority of the production has been sold for 2020 for use in pet food and aquafeed. In addition, our Project 24 initiative remains on track with the completion of the upgrades at Wood River, Neb., Superior, Iowa, and Fergus Falls, Minn. The upgrade at Fairmont, Minn. is expected to be completed over the next 60 days. Additionally, Green Plains Cattle Company achieved record results during the quarter as demand for cattle remains strong.

“We continued to focus on our Total Transformation Plan during the first quarter by adding high protein and novel feed ingredient production to our platform, while returning to being a low cost, closed loop and sustainable biofuels producer,” commented Becker. “The successful startup of our protein facility in Shenandoah, Iowa is instrumental to the future direction of Green Plains. We have streamlined startup operations and will be engaging our biotechnology partner in the near future to accelerate the transition to even better nutritional content. With that said, we are achieving better than expected protein levels without enzymatic solutions, which gives us the confidence we will achieve better pricing for our products. We believe our products will serve as a preferred alternative to other high value proteins currently used in pet and aqua diets, which could drive our margin uplift to $0.20 per gallon or more.”

“We operated our biorefineries at 86% utilization in the first quarter, which was slightly lower than our goal of 90% due to extended shut downs required for Project 24 upgrades,” stated Becker. “We have now completed three Project 24 upgrades. This enhances our operational competitiveness as these biorefineries now move solidly into the top quartile of plants in the industry. This project has exceeded our expectation on cost reductions and we expect the fourth upgrade at our Fairmont, Minnesota facility to be completed over the next quarter.”

“As per our previous announcements regarding our donations and sales of FDA approved FCC Grade alcohol the company produces at our York, Nebraska biorefinery, we also continue to supply commercial customers our product for use in hand sanitizers and other critical cleaning products,” added Becker. “Our facility is unique as the end product is distilled specifically for the production of cleaning products and disinfectants and is higher in purity and quality than traditional fuel grade ethanol. Green Plains will not sell any fuel grade ethanol for use in disinfectants or sanitizers. We anticipate these sales will have a positive impact on the second quarter.”

Results of Operations
Green Plains produced 240.5 million gallons of ethanol during the first quarter of 2020, compared with 155.0 million gallons for the same period in 2019. The adjusted consolidated ethanol crush margin was $(2.3) million, or $(0.01) per gallon, for the first quarter of 2020, compared with $(12.8) million, or $(0.08) per gallon, for the same period in 2019. The consolidated ethanol crush margin is the ethanol production segment’s operating income before depreciation and amortization, which includes corn oil, plus intercompany storage, transportation and other fees, net of related expenses and adjusted for non-cash goodwill impairment.

During the first quarter, Green Plains recorded a non-cash pre-tax charge related to the impairment of goodwill of $24.1 million. In March, the company’s market capitalization declined significantly due to macroeconomic conditions and the COVID-19 pandemic which led to a drop in demand for ethanol globally. Green Plains determined a triggering event occurred resulting in the company performing an interim impairment test as of March 31, 2020. The results of both the qualitative and quantitative impairment tests indicated that an impairment of goodwill assets in the ethanol production segment had occurred. The impairment is a non-cash charge and will not impact the company’s cash flow or cash balances.

Consolidated revenues increased $194.2 million for the three months ended March 31, 2020, compared with the same period in 2019, due primarily to higher production volumes of ethanol, distillers grains and corn oil.

Operating loss increased $15.7 million for the three months ended March 31, 2020, compared with the same period last year primarily due to the write-off of goodwill in the ethanol production segment. Interest expense for the three months ended March 31, 2020, was comparable with the same period in 2019. Income tax benefit was $44.3 million for the three months ended March 31, 2020, compared with $12.9 million for the same period in 2019.

Adjusted EBITDA increased $21.0 million due to equity earnings from the Green Plains Cattle Company joint venture as well as higher earnings from our ethanol production segment excluding the goodwill impairment.

The Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) was signed into law on March 27, 2020. The CARES Act includes several significant business tax provisions, one of which allows a business to carry back net operating losses (“NOL”) arising in 2018, 2019 and 2020 to the five prior years. For the three months ended March 31, 2020, we recorded an income tax benefit of approximately $28.4 million associated with the carry back of the NOL generated in 2019 to the 2014 tax year, as well as the release of a previously recorded valuation allowance against the 2019 NOL and other deferred tax assets.

Segment Information
The company reports the financial and operating performance for the following four operating segments: (1) ethanol production, which includes the production of ethanol, distillers grains and corn oil, (2) agribusiness and energy services, which includes grain handling and storage, commodity marketing and merchant trading for company-produced and third-party ethanol, distillers grains, corn oil, natural gas and other commodities, (3) food and ingredients, which includes food-grade corn oil and (4) partnership, which includes fuel storage and transportation services. Intercompany fees charged to the ethanol production segment for storage and logistics services, grain procurement and product sales are included in the partnership and agribusiness and energy services segments and eliminated upon consolidation. Third-party costs of grain consumed and revenues from product sales are reported directly in the ethanol production segment.

GREEN PLAINS INC.
SEGMENT OPERATIONS
(unaudited, in thousands)

	Three Months Ended March 31,
	2020	2019	% Var.
Revenues:
Ethanol production	$475,725	$270,833	75.7%
Agribusiness and energy services	163,189	169,208	(3.6)
Food and ingredients	-	1,452	*
Partnership	20,271	21,087	(3.9)
Intersegment eliminations	(26,316)	(23,939)	9.9
	$632,869	$438,641	44.3%
Gross margin:
Ethanol production	$(13,425)	$(22,654)	(40.7)%
Agribusiness and energy services	6,687	9,582	(30.2)
Food and ingredients	-	(64)	*
Partnership	20,271	21,087	(3.9)
Intersegment eliminations	2,108	(3,701)	*
	$15,641	$4,250	* %
Depreciation and amortization:
Ethanol production	$15,898	$15,340	3.6%
Agribusiness and energy services	553	549	0.7
Partnership	961	985	(2.4)
Corporate activities	668	750	(10.9)
	$18,080	$17,624	2.6%
Operating income (loss):
Ethanol production	$(60,781)	$(44,192)	37.5%
Agribusiness and energy services	2,560	5,304	(51.7)
Food and ingredients	-	(65)	*
Partnership	12,430	12,551	(1.0)
Intersegment eliminations	2,133	(3,677)	*
Corporate activities	(10,670)	(8,559)	24.7
	$(54,328)	$(38,638)	40.6%
Adjusted EBITDA:
Ethanol production	$(44,125)	$(28,503)	54.8%
Agribusiness and energy services	3,128	5,862	(46.6)
Food and ingredients	-	(64)	*
Partnership	13,548	13,771	(1.6)
Intersegment eliminations	2,133	(3,677)	*
Corporate activities (1)	948	(6,379)	*
EBITDA	(24,368)	(18,990)	28.3
EBITDA adjustments related to discontinued operations	-	322	*
Proportional share of EBITDA adjustments to equity method investees	2,937	331	*
Noncash goodwill impairment	24,091	-	*
Adjusted EBITDA	$2,660	$(18,337)	114.5%

(1) Includes corporate expenses, offset by earnings from equity method investments of $7.8 million.

* Percentage variance not considered meaningful.

GREEN PLAINS INC.
SELECTED OPERATING DATA
(unaudited, in thousands)

	Three Months Ended March 31,
	2020	2019	% Var.
Ethanol production
Ethanol sold (gallons)	240,466	155,040	55.1%
Distillers grains sold (equivalent dried tons)	642	398	61.3
Corn oil sold (pounds)	62,552	34,983	78.8
Corn consumed (bushels)	83,883	54,041	55.2

Agribusiness and energy services
Domestic ethanol sold (gallons)	209,583	139,499	50.2
Export ethanol sold (gallons)	99,720	87,588	13.9
	309,303	227,087	36.2
Partnership
Storage and throughput (gallons)	241,638	155,692	55.2

GREEN PLAINS INC.
CONSOLIDATED CRUSH MARGIN
(unaudited, in thousands except per gallon amounts)

	Three Months Ended March 31,		Three Months Ended March 31,
	2020	2019	2020	2019
			($ per gallon produced)

Ethanol production operating loss	$(60,781)	$(44,192)	$(0.25)	$(0.28)
Depreciation and amortization	15,898	15,340	0.07	0.10
Noncash goodwill impairment	24,091	-	0.10	-
Total adjusted ethanol production	(20,792)	(28,852)	(0.08)	(0.18)

Intercompany fees, net:
Storage and logistics (partnership)	12,700	12,454	0.05	0.08
Marketing and agribusiness fees (agribusiness and energy services)	5,782	3,599	0.02	0.02
Consolidated ethanol crush margin	$(2,310)	$(12,799)	$(0.01)	$(0.08)

Liquidity and Capital Resources
On March 31, 2020, Green Plains had $205.5 million in total cash, cash equivalents and restricted cash, and $260.8 million available under committed working capital revolving credit agreements, which are subject to restrictions and other lending conditions. Total debt outstanding at March 31, 2020, was $545.0 million, including $167.0 million outstanding under working capital revolvers and other short-term borrowing arrangements and $130.2 million of debt related to Green Plains Partners.

The GPP revolving credit facility will mature on July 1, 2020 unless extended by agreement of the lenders or replaced by another funding source. While we have not yet formalized the credit facility or secured additional funding necessary to repay the loan, we believe it is probable that we will source appropriate funding given our consistent and stable fee-based cash flows, ongoing profitability, low debt leverage and history of obtaining financing on reasonable commercial terms.

COVID-19 Pandemic and Market Conditions Update
The COVID-19 pandemic and related economic repercussions have created significant volatility, uncertainty, and turmoil in the energy industry. In early March, the Organization of Petroleum Exporting Counties (OPEC) failed to reach an agreement on production levels for crude oil. This was quickly followed by a widespread slowdown in the U.S and global economy in an effort to slow the COVID-19 pandemic. While OPEC agreed in April to cut production, downward pressure on prices has continued and could continue for the foreseeable future. A combination of these events has significantly deteriorated both prices and demand for various energy commodities and motor fuels, including ethanol, which could negatively impact our business. We are unable to predict the overall impact these events will have on our financial position and operations. The situation surrounding COVID-19 continues to evolve rapidly and the ultimate duration and impact of the COVID-19 outbreak is highly uncertain and subject to change.

Conference Call Information
On May 4, 2020, Green Plains Inc. and Green Plains Partners LP will host a joint conference call at 11 a.m. Eastern time (10 a.m. Central time) to discuss first quarter 2020 financial and operating results for each company. Domestic and international participants can access the conference call by dialing 877.711.2374 and 281.542.4862, respectively, and referencing conference ID 2653987. The company advises participants to call at least 10 minutes prior to the start time. Alternatively, the conference call, transcript and presentation will be accessible on Green Plains’ website at http://investor.gpreinc.com/events.cfm.

Non-GAAP Financial Measures
Management uses adjusted EBITDA, segment EBITDA and consolidated ethanol crush margins to measure the company’s financial performance and to internally manage its businesses. EBITDA is defined as earnings before interest expense, income tax expense, depreciation and amortization excluding the change in right-of-use assets. Adjusted EBITDA includes adjustments related to operational results of Green Plains Cattle prior to its disposition which are recorded as discontinued operations, and our proportional share of EBITDA adjustments of our equity method investees and noncash goodwill impairment. Management believes these measures provide useful information to investors for comparison with peer and other companies. These measures should not be considered alternatives to net income or segment operating income, which are determined in accordance with generally accepted accounting principles (GAAP). These non-GAAP calculations may vary from company to company. Accordingly, the company’s computation of adjusted EBITDA, segment EBITDA and consolidated ethanol crush margins may not be comparable with similarly titled measures of another company.

About Green Plains Inc.
Green Plains Inc. (NASDAQ:GPRE) is a diversified commodity-processing business with operations that include corn processing, grain handling and storage and commodity marketing and logistics services. The company is one of the leading corn processors in the world and, through its adjacent businesses, is focused on the production of sustainable biofuels and sustainable high-protein and novel feed ingredients. Green Plains owns a 50% interest in Green Plains Cattle Company LLC and owns a 49.0% limited partner interest and a 2.0% general partner interest in Green Plains Partners LP. For more information about Green Plains, visit www.gpreinc.com.

About Green Plains Partners LP
Green Plains Partners LP (NASDAQ:GPP) is a fee-based Delaware limited partnership formed by Green Plains Inc. to provide fuel storage and transportation services by owning, operating, developing and acquiring ethanol and fuel storage terminals, transportation assets and other related assets and businesses. For more information about Green Plains Partners, visit www.greenplainspartners.com.

Forward-Looking Statements
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements reflect management’s current views, which are subject to risks and uncertainties including, but not limited to, anticipated financial and operating results, plans and objectives that are not historical in nature. These statements may be identified by words such as “believe,” “expect,” “may,” “should,” “will” and similar expressions. Factors that could cause actual results to differ materially from those expressed or implied include: disruption caused by health epidemics, such as the coronavirus outbreak, competition in the industries in which Green Plains operates; commodity market risks, financial market risks; counterparty risks; risks associated with changes to federal policy or regulation, including changes to tax laws; risks related to closing and achieving anticipated results from acquisitions and disposals. Other factors can include risks associated with Green Plains’ ability to realize higher margins anticipated from the company’s high protein feed initiative or to achieve anticipated savings from Project 24 and other risks discussed in Green Plains’ reports filed with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release. Green Plains assumes no obligation to update any such forward-looking statements, except as required by law.

Consolidated Financial Results

GREEN PLAINS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31, 2020	December 31, 2019
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$194,333	$245,977
Restricted cash	11,191	23,919
Accounts receivable, net	34,447	107,183
Income tax receivable	42,367	6,216
Inventories	214,336	252,992
Other current assets	69,711	31,626
Total current assets	566,385	667,913
Property and equipment, net	843,466	827,271
Operating lease right-of-use assets	53,909	52,476
Investment in equity method investees	131,113	68,998
Other assets	43,225	81,560
Total assets	$1,638,098	$1,698,218

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$96,053	$156,693
Accrued and other liabilities	35,637	39,384
Derivative financial instruments	15,589	8,721
Current operating lease liabilities	16,094	16,626
Short-term notes payable and other borrowings	167,043	187,812
Current maturities of long-term debt	130,785	132,555
Total current liabilities	461,201	541,791
Long-term debt	247,210	243,990
Long-term operating lease liabilities	40,383	38,314
Other liabilities	9,224	8,837
Total liabilities	758,018	832,932

Stockholders' equity
Total Green Plains stockholders' equity	766,020	751,905
Noncontrolling interests	114,060	113,381
Total liabilities and stockholders' equity	$1,638,098	$1,698,218

GREEN PLAINS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands except per share amounts)

	Three Months Ended March 31,
	2020	2019	% Var.
Revenues
Product	$631,581	$436,336	44.7%
Services	1,288	2,305	(44.1)
Total revenues	632,869	438,641	44.3
Costs and expenses
Cost of goods sold (excluding depreciation and amortization expenses reflected below)	617,228	434,391	42.1
Operations and maintenance	6,160	6,864	(10.3)
Selling, general and administrative	21,638	18,400	17.6
Goodwill impairment	24,091	-	*
Depreciation and amortization	18,080	17,624	2.6
Total costs and expenses	687,197	477,279	44.0
Operating loss from continuing operations	(54,328)	(38,638)	40.6
Other income (expense)
Interest income	593	1,186	(50.0)
Interest expense	(9,697)	(9,731)	(0.3)
Other, net	836	912	(8.3)
Total other expense	(8,268)	(7,633)	8.3
Loss from continuing operations before income taxes and income (loss) from equity method investees	(62,596)	(46,271)	35.3
Income tax benefit	44,283	12,943	242.1
Income (loss) from equity method investees, net of income taxes	7,966	(74)	*
Net loss from continuing operations including noncontrolling interest	(10,347)	(33,402)	(69.0)
Net loss from discontinued operations, net of income taxes	-	(4,469)	*
Net loss	(10,347)	(37,871)	(72.7)
Net income attributable to noncontrolling interests	6,098	4,928	23.7
Net loss attributable to Green Plains	$(16,445)	$(42,799)	(61.6)%

Earnings per share - basic and diluted
Net loss from continuing operations	$(0.47)	$(0.95)
Net loss from discontinued operations	-	(0.11)
Net loss attributable to Green Plains	$(0.47)	$(1.06)

Weighted average shares outstanding:
Basic	34,665	40,315
Diluted	34,665	40,315

* Percentage variance not considered meaningful.

GREEN PLAINS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Three Months Ended March 31,
	2020	2019
Cash flows from operating activities:
Loss from continuing operations including noncontrolling interest	$(10,347)	$(33,402)
Loss from discontinued operations, net of income taxes	-	(4,469)
Net loss	(10,347)	(37,871)
Noncash operating adjustments:
Depreciation and amortization	18,080	17,624
Deferred income taxes	(23,895)	(12,927)
Goodwill impairment	24,091	-
Other	1,710	5,740
Net change in working capital	8,138	29,626
Net cash provided by operating activities - continuing operations	17,777	2,192
Net cash used in operating activities - discontinued operations	-	(22,975)
Net cash provided by (used in) operating activities	17,777	(20,783)

Cash flows from investing activities:
Purchases of property and equipment, net	(38,792)	(9,388)
Proceeds from the sale of assets, net	-	3,155
Other investing activities	(1,098)	-
Net cash used in investing activities - continuing operations	(39,890)	(6,233)
Net cash used in investing activities - discontinued operations	-	(1,421)
Net cash used investing activities	(39,890)	(7,654)

Cash flows from financing activities:
Net proceeds (payments) - long-term debt	(21)	819
Net payments - short-term borrowings	(24,052)	(30,231)
Payment for repurchase of common stock	(11,479)	-
Other	(6,707)	(5,613)
Net cash used in financing activities - continuing operations	(42,259)	(35,025)
Net cash provided by financing activities - discontinued operations	-	18,509
Net cash used in financing activities	(42,259)	(16,516)

Net change in cash, cash equivalents and restricted cash	(64,372)	(44,953)
Cash, cash equivalents and restricted cash, beginning of period	269,896	283,284
Discontinued operations cash activity included above:
Add: Cash balance included in current assets of discontinued operations at beginning of period	-	34,911
Less: Cash balance included in current assets of discontinued operations at end of period	-	(24,555)
Cash, cash equivalents and restricted cash, end of period	$205,524	$248,687

Continued on following page

GREEN PLAINS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

Continued from previous page
	Three Months Ended March 31,
	2020	2019

Reconciliation of total cash, cash equivalents and restricted cash:
Cash and cash equivalents	$194,333	$214,068
Restricted cash	11,191	59,174
Discontinued operations cash activity included above:
Less: Cash balance included in current assets of discontinued operations at end of period	-	(24,555)
Total cash, cash equivalents and restricted cash	$205,524	$248,687

GREEN PLAINS INC.
RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands)

	Three Months Ended March 31,
	2020	2019
Net loss from continuing operations including noncontrolling interest	$(10,347)	$(33,402)
Interest expense	9,697	9,731
Income tax benefit, net of equity method income tax expense	(41,798)	(12,943)
Depreciation and amortization (1)	18,080	17,624
EBITDA	(24,368)	(18,990)
EBITDA adjustments related to discontinued operations	-	322
Proportional share of EBITDA adjustments to equity method investees	2,937	331
Noncash goodwill impairment	24,091	-
Adjusted EBITDA	$2,660	$(18,337)

      (1)     Excludes the change in operating lease right-of-use assets and amortization of debt issuance costs.

Green Plains Inc. Contacts
Investors: Phil Boggs | Senior Vice President - Investor Relations and Treasurer | 402.884.8700 | phil.boggs@gpreinc.com
Media: Leighton Eusebio | Manager - Public Relations | 402.952.4971 | leighton.eusebio@gpreinc.com